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                                                                     EXHIBIT 5.1





                               August 8, 2001


Board of Directors
Orbital Sciences Corporation
21700 Atlantic Boulevard
Dulles, VA 20166


Ladies and Gentlemen:

          We are acting as counsel to Orbital Sciences Corporation, a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form S-3, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission and relating to the proposed issuance of up to 4,631,121 shares of the Company's common stock, par value $.01 per share (together with the Rights (as defined below), the "SHARES"), and up to 4,631,121 associated common share purchase rights (the "RIGHTS") to be issued pursuant to the Rights Agreement (as defined below), which Shares may be issued upon exercise of warrants to purchase such Shares which the Company will issue upon effectiveness of the Registration Statement pursuant to the Warrant Agreement (as defined below). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.        An executed copy of the Registration Statement.

          2. The Amended and Restated Certificate of Incorporation of the Company (the "CHARTER"), as certified by the Secretary of State of the State of Delaware on May 2, 2001 and the Secretary of the Company on the date hereof as being complete, accurate and in effect.

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Orbital Sciences Corporation
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          3.        The Bylaws of the Company, as amended, as certified by the
                    Secretary of the Company on the date hereof as being complete, accurate and in effect.

          4. Order and Final Judgment, dated December 13, 2000, entered in Civil Action No. 99-197-A (In re Orbital Sciences Corporation Securities Litigation) in the United States District Court for the Eastern District of Virginia, Alexandria Division, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          5. Stipulation of Settlement, dated as of August 24, 2000, filed in Civil Action No. 99-197-A (In re Orbital Sciences Corporation Securities Litigation) in the United States District Court for the Eastern District of Virginia, Alexandria Division, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          6. An executed copy of the Rights Agreement, dated as of October 22, 1998 (the "RIGHTS AGREEMENT"), between the Company and BankBoston, N.A, as rights agent (the "RIGHTS AGENT").

          7. An executed copy of the Warrant Agreement, dated as of January 16, 2001 (the "WARRANT AGREEMENT"), by and between the Company and Fleet National Bank, as warrant agent (the "WARRANT AGENT").

          8. An executed copy of the Registration Rights Agreement, dated as of January 16, 2001, by and among the Company, the Warrant Agent and Goodkind Labaton Rudoff & Sucharow LLP, as representative of the initial holder of warrants pursuant to the Warrant Agreement (the "REGISTRATION RIGHTS AGREEMENT").

          9. Certain resolutions of the Board of Directors of the Company adopted at a meeting of the Board held on July 19-20, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other



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Orbital Sciences Corporation
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                    things, the authorization of the Warrant Agreement and the
                    Registration Rights Agreement, the issuance of the warrants, the issuance of the Shares upon exercise of the warrants and arrangements in connection therewith.

          10. Certain resolutions of the Board of Directors of the Company adopted at a meeting of the Board held on October 21-22, 1998, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect relating to, among other things, the execution of the Rights Agreement.

          In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have assumed that (i) the Rights Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Rights Agreement, (ii) the Rights Agent has duly authorized, executed and delivered the Rights Agreement, (iii) the Rights Agent is validly existing and in good standing in all necessary jurisdictions, (iv) the Rights Agreement constitutes a valid and binding obligation, enforceable against the Rights Agent in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Rights Agreement and (vi) the Rights will be issued in accordance with the Rights Agreement. We have also assumed that (i) the Warrant Agent has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Warrant Agreement, (ii) the Warrant Agent has duly authorized, executed and delivered the Warrant Agreement, (iii) the Warrant Agent is validly existing and in good standing in all necessary jurisdictions,
(iv) the Warrant Agreement constitutes a valid and binding obligation, enforceable against the Warrant Agent in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution or delivery of the Warrant Agreement and (vi) the Warrants will be issued in accordance with the Warrant Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.


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Board of Directors
Orbital Sciences Corporation
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          This opinion letter is based as to matters of law on applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the applicable statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.


          Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are duly authorized and, when issued upon exercise of the warrants and the payment of the exercise price therefor, the Shares will be validly issued, fully paid and nonassessable.

          The opinion set forth above, insofar as it relates to the Rights, is limited to the valid issuance of the Rights under the Delaware General Corporation Law.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                          Very truly yours,



                                          /s/ HOGAN & HARTSON L.L.P.